Exhibit 11

                               SARNIA CORPORATION
                Statement Re:  Computation of Per Share Earnings
                (Unaudited - in thousands, except per share data)

                          For the Three-Month           For the Six-Month
                       Periods Ended December 31,  Periods Ended December 31,
                       __________________________  __________________________

                                  1997        1996         1997        1996
                               __________  __________   __________  __________

Net income (loss)
 applicable to
 common stock. . . . . . . .   $      17   $     (10)   $      26   $      (5)
                               ==========  ==========   ==========  ==========

Weighted average
 common shares
 outstanding . . . . . . . .   4,572,545   4,572,545    4,572,545   4,572,545
                               ==========  ==========   ==========  ==========


DILUTED EARNINGS PER SHARE:
Net income per share . . . .   $    0.00   $    0.00    $    0.00   $    0.00
                               ==========  ==========   ==========  ==========

Common shares from above . .   4,572,545   4,572,545    4,572,545   4,572,545
Assumed exercise of options
 (treasury stock method) . .       7,169         ---       73,281         ---
                               __________  __________   __________  __________
                               4,579,714   4,572,545    4,645,826   4,572,545
                               ==========  ==========   ==========  ==========


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